Exhibit 3.2

MACK-CALI REALTY CORPORATION

ARTICLES OF RESTATEMENT

MACK-CALI REALTY CORPORATION, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:                      The Corporation desires to and does hereby restate in its entirety the charter of the Corporation (the “Charter”) as currently in effect pursuant to Section 2-608 of the Maryland General Corporation Law (the “MGCL”).

SECOND:                  The following provisions are all the provisions of the Charter currently in effect, as restated herein:

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is:

Mack-Cali Realty Corporation

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.  For purposes of these Articles, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The post office address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.  The name of the resident agent of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Maryland 21202.  The resident agent is a corporation located in the State of Maryland.

ARTICLE IV

STOCK

Section 1.                      Authorized Shares.  The total number of shares of stock which the Corporation has authority to issue is 195,000,000 shares, of which 190,000,000 shares are shares of Common Stock, $.01 par value per share (“Common Stock”) and 5,000,000 shares are shares of Preferred Stock, $.01 par value per share (“Preferred Stock”).  The aggregate par value of all authorized shares of stock having par value is $1,950,000.

Section 2.                      Voting Rights.  Subject to the provisions of Article VI hereof, each share of Common Stock shall entitle the holder thereof to one (1) vote.  The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its Common Stock, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

Section 3.                      Issuance of Preferred Stock.  The Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors.  Prior to issuance of shares of each series, the Board of Directors by resolution shall designate that series to distinguish it from all other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series and, subject to the provisions of Article VI hereof, shall set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption.  Subject to the express terms of any other series of Preferred Stock outstanding at the time and notwithstanding any other provision of the charter, the Board of Directors may increase or decrease the number of shares of, or alter the designation or classify or reclassify, any unissued shares of any series of Preferred Stock by setting or changing, in any one or more respects, from time to time before issuing the shares, and, subject to the provisions of Article VI hereof, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of any series of Preferred Stock.

Section 4.                      Articles of Incorporation and Bylaws.  All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the articles of incorporation and the Bylaws of the Corporation.

Section 5.                      Authorized Series of Preferred Stock.  Pursuant to the authority conferred upon the Board of Directors by Section 3 of this Article IV, the Board of Directors has classified ten thousand (10,000) shares of Preferred Stock as a separate series designated as “8% Series C Cumulative Redeemable Perpetual Preferred Stock” (the “Series C Preferred Stock”) and having the terms, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption set forth in the Articles Supplementary relating to the Series C Preferred Stock attached hereto as Exhibit A and incorporated herein by reference.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 1.                      Number and Classification.  The number of directors of the Corporation initially shall be four (4) until the date of the Initial Public Offering (as defined below), which number may be increased or decreased pursuant to the Bylaws of the Corporation; provided, however, that (a) if there is stock outstanding and so long as there are three (3) or more stockholders, the number of directors shall never be less than three (3) and (b) if there is stock outstanding and so long as there are less than three (3) stockholders, the number of directors may be less than three but not less than the number of stockholders.  From and after the date of the Initial Public Offering, the number of directors of the Corporation shall be nine, which number may be increased or decreased in accordance with the Bylaws of the Corporation.

The directors shall be divided into three (3) classes designated as Class I, Class II and Class III, as nearly equal in number as possible, with a term of three (3) years each, and the terms of office of one class shall expire each year.  Class I directors shall hold office initially for a term expiring at the annual meeting of stockholders in 1995, Class II directors shall hold office initially for a term expiring at the annual meeting of stockholders in 1996 and Class III directors shall hold office initially for a term expiring at the annual meeting of stockholders in 1997.  Beginning with the annual meeting of stockholders in 1995 and at each succeeding annual meeting of stockholders, the directors of the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the third-succeeding annual meeting.  Each director will hold office for the term for which he or she is elected and until his or her successor is duly elected and qualifies.

Section 2.                      Removal.  A director may be removed only for cause and only by the affirmative vote of at least two-thirds (2/3) of all the votes entitled to be cast for the election of directors.  A special meeting of the stockholders may be called, in accordance with the Bylaws of the Corporation, for the purpose of removing a director.

Section 3.                      Vacancies.  Should a vacancy in the Board of Directors occur or be created (whether arising through death, retirement, resignation or removal of a director), such vacancy shall be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board of Directors, except that any vacancy which results from an increase in the number of directors shall be filled by the affirmative vote of a majority of the entire Board of Directors.  A director so elected to fill a vacancy shall serve for the remainder of the term of the class to which he was elected.

Section 4.                      Authorization by Board of Stock Issuance.  The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the articles of incorporation or the Bylaws of the Corporation or in the general laws of the State of Maryland.

Section 5.                      Preemptive Rights.  Except as may be provided by the Board of Directors in authorizing the issuance of shares of Preferred Stock pursuant to Article IV, Section 3, no holder of shares of stock of the Corporation shall have any preemptive right to purchase or subscribe for any additional shares of the stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 6.                      Indemnification.  The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former director or officer of the Corporation or (ii) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.  The Corporation shall have the power, with the approval of its Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 7.                      Related Party Transactions.  Without limiting any other procedures available by law or otherwise to the Corporation, the Board of Directors may authorize any transaction with any person, corporation, association, company, trust, partnership (limited or general) or other organization, although one or more of the directors or officers of the Corporation may be a party to any such agreement or an officer, director, stockholder or member of such other party, and no such agreement or transaction shall be invalidated or rendered void or voidable solely by reason of the existence of any such relationship if the existence is disclosed or known to the Board of Directors, and the contract or transaction is approved by the affirmative vote of a majority of the disinterested directors, even if they constitute less than a quorum of the Board.  Any director of the Corporation who is also a director, officer, stockholder or member of such other entity may be counted in determining the existence of a quorum at any meeting of the Board of Directors considering such matter.

Section 8.                      Determinations by Board.  The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the articles of incorporation of the Corporation and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matters relating to the acquisition, holding and disposition of any assets by the Corporation.

Section 9.                      Reserved Powers of Board.  The enumeration and definition of particular powers of the Board of Directors included in this Article V shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the articles of incorporation of the Corporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws or the State of Maryland as now or hereafter in force.

Section 10.                      REIT Qualification.  The Board of Directors shall use its reasonable best efforts to cause the Corporation and its stockholders to qualify for U.S. Federal income tax treatment in accordance with the provisions of the Code applicable to a REIT.  In furtherance of the foregoing, the Board of Directors shall use its reasonable efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT, provided, however, that if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.

Section 11.                      Subtitle 8 Election in Bylaws.  Pursuant to Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Corporation, by resolution duly adopted at a duly called meeting held on June 10, 1999, amended the Bylaws of the Corporation to provide that the Corporation elects to be subject to the provisions of Section 3-804 of the MGCL.

ARTICLE VI

REIT PROVISIONS

Section 1.                      Definitions.  The following terms shall have the following meanings:

(a)           “Acquire” shall mean the acquisition of Beneficial Ownership of shares of capital stock of the Corporation by any means including, without limitation, acquisition pursuant to the exercise of any option, warrant, pledge or other security interest or similar right to acquire shares, but shall not include the acquisition of any such rights unless, as a result, the acquirer would be considered a Beneficial Owner, as defined below.

(b)           “Beneficial Ownership” shall mean ownership of capital stock of the Corporation by a Person who would be treated as an owner of such shares of capital stock either directly or indirectly under Section 542(a)(2) of the Code, taking into account, for this purpose, constructive ownership determined under Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code (except where expressly provided otherwise).  The terms “Beneficial Owner,” “Beneficial Owns” and “Beneficially Owned” shall have the correlative meanings.

(c)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)           “Initial Public Offering” shall mean the sale of shares of Common Stock pursuant to the Corporation’s first effective registration statement for such Common Stock filed under the Securities Act of 1933, as amended.

(e)           “Ownership Limit” shall mean 9.8% of the outstanding capital stock of the Corporation.

(f)           “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter that participates in a public offering of the Common Stock for a period of 90 days following purchase by such underwriter of the Common Stock.

(g)           “REIT” shall mean a Real Estate Investment Trust under Section 856 of the Code.

(h)           “Redemption Price” shall mean the lower of (i) the price paid by the transferee from whom shares are being redeemed and (ii) the average of the last reported sales prices on the New York Stock Exchange of the class of capital stock to be redeemed on the ten trading days immediately preceding the date fixed for redemption by the Board of Directors, or if such capital stock is not then traded on the New York Stock Exchange, the average of the last reported sales prices of such capital stock on the ten trading days immediately preceding the relevant date as reported on any exchange or quotation system over which such capital stock may be traded, or if such capital stock is not then traded over any exchange or quotation system, then the price determined in good faith by the Board of Directors of the Corporation as the fair market value of shares of such capital stock on the relevant date.  The Redemption Price may, at the option of the Corporation, be paid in the form of Units.  If the shares to be redeemed are shares of Common Stock, the number of Units to be paid shall equal the number of shares redeemed.  If the shares to be redeemed are not shares of Common Stock, the number of Units to be paid shall be the number determined in good faith by the Board of Directors of the Corporation to be equal to the value of the shares to be redeemed.

(i)           “Restriction Termination Date” shall mean the first day after the date of the Initial Public Offering on which the Board of Directors of the Corporation determine that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

(j)           “Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of capital stock or the right to vote or receive dividends on capital stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of capital stock or (ii) the sale, transfer, assignment or other disposition or grant of any securities or rights convertible into or exchangeable for capital stock, or the right to vote or receive dividends on capital stock), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

(k)           “Units” shall mean limited partnership interests in Mack-Cali Realty, L.P., a Delaware limited partnership.

Section 2.              Restrictions.

(a)           Except as provided in Section 8 of this Article VI, during the period commencing on the date of the Initial Public Offering and prior to the Restriction Termination Date: (i) no Person shall Acquire any shares of capital stock if, as a result of such acquisition, such Person shall Beneficially Own shares of capital stock in excess of the Ownership Limit; (ii) no Person shall Acquire any shares of capital stock if, as a result of such acquisition, the capital stock would be directly or indirectly owned by less than 100 Persons (determined without reference to the rules of attribution under Section 544 of the Code); and (iii) no Person shall Acquire any shares if, as a result of such acquisition, the Corporation would be “closely held” within the meaning of Section 856(h) of the Code.

(b)           Any Transfer that would result in a violation of the restrictions in Section 2(a) of this Article VI shall be void ab initio as to the Transfer of such shares of capital stock that would cause the violation of the applicable restriction in Section 2(a) of this Article VI, and the purported transferee shall acquire no rights in such shares of capital stock.

Section 3.              Remedies for Breach.

(a)           If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer has taken place that falls within the scope of Section 2(b) of this Article VI or that a Person intends to Acquire Beneficial Ownership of any shares of the Corporation that will result in violation of Sections 2(a) or 2(b) of this Article VI (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer.

(b)           Without limitation to Sections 2(b) and 3(a) of this Article VI, any purported transferee of shares acquired in violation of Section 2 of this Article VI shall, if it shall be deemed to have received any shares, be deemed to have acted as agent on behalf of the Corporation in acquiring such of the Shares as result in a violation of Section 2 of this Article VI and shall be deemed to hold such Shares in trust on behalf and for the benefit of the Corporation.  The purported transferee shall have no right to receive dividends or other distributions with respect to such shares, and shall have no right to vote such shares.  The Corporation shall pay dividends declared but not paid, (because the Transfer to the purported transferee violated the ownership restrictions as set forth in Section 2 (a) of this Article VI), to the permitted transferee in the event that the purported transferee resells such shares to a permitted transferee (as described below).  Such purported transferee shall have no claim, cause of action, or any other recourse whatsoever against a transferor of shares acquired in violation of Section 2 of this Article VI.  The purported transferee’s only rights with respect to such shares shall be to (i) resell such shares to a permitted transferee in a transfer that is not violative of any provision of the ownership restrictions as set forth in Section 2(a) of this Article VI, or (ii) absent such sale, to receive the Redemption Price pursuant to Section 3(c) of this Article VI.

(c)           The Board of Directors shall, within six months after receiving notice of a Transfer that violates Section 2(a) of this Article VI, redeem all shares held in trust for the Corporation pursuant to Section 3(b) of this Article VI for the Redemption Price within such six-month period on such date as the Board of Directors may determine if such purported transferee has not resold the shares to a permitted transferee in a Transfer which is not violative of any provision of the ownership restrictions as set forth in Section 2(a) of this Article VI.  If the Board of Directors directs the purported transferee to sell the shares, the purported transferee shall receive such proceeds as trustee for the Corporation and pay the Corporation out of the proceeds of such sale all expenses incurred by the Corporation in connection with such sale plus any remaining amount of such proceeds that exceeds the amount paid by the purported transferee for the shares, and the purported transferee shall be entitled to retain only any proceeds in excess of such amounts required to be paid to the Corporation.

Section 4.                      Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire shares in violation of Section 2 of this Article VI shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted or intended Transfer on the Corporation’s status as a REIT.

Section 5.                      Owners Required to Provide Information.  From the date of the Initial Public Offering and prior to the Restriction Termination Date:

(a)           every stockholder of record of more than 5% (or such lower percentage as required by the Code or regulations promulgated thereunder) of the outstanding capital stock of the Corporation shall, within 30 days after December 31 of each year, give written notice to the Corporation stating the name and address of such record stockholder, the number of shares Beneficially Owned by it, and a description of how such shares are held; provided that a shareholder of record who holds outstanding capital stock of the Corporation as nominee for another person, which other person is required to include in gross income the dividends received on such capital stock (an “Actual Owner”), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number of shares of such Actual Owner with respect to which the stockholder of record is nominee.

(b)           every Actual Owner of more than 5% (or such lower percentage as required by the Code or regulations promulgated thereunder) of the outstanding capital stock of the Corporation who is not a stockholder of record of the Corporation, shall within 30 days after December 31 of each year, give written notice to the Corporation stating the name and address of such Actual Owner, the number of shares Beneficially Owned, and a description of how such shares are held.

(c)           each Person who is a Beneficial Owner of capital stock and each Person (including a stockholder of record) who is holding capital stock for a Beneficial Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT.

Section 6.               Remedies Not Limited.  Subject to Section 11 of this Article VI, nothing contained in this Article VI shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

Section 7.               Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Article VI, including any definition contained in Section 1 of this Article VI, the Board of Directors shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it.

Section 8.               Exception.  The Board of Directors may, upon receipt of either a certified copy of a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to the Board of Directors, but shall in no case be required to, exempt a Person (the “Exempted Holder”) from the Ownership Limit if the ruling or opinion concludes that no Person who is an individual as defined in Section 542(a)(2) of the Code will, as the result of the ownership of shares by the Exempted Holder, be considered to have Beneficial Ownership of an amount of capital stock that will violate the Ownership Limit.

Section 9.                Legend.  Each certificate for capital stock of the Corporation shall bear the following legend:

The shares of _______ stock represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended.  No Person may Beneficially Own shares of capital stock in excess of 9.8% of the outstanding capital stock of the Corporation.  Any Person who attempts to Beneficially Own shares of capital stock in excess of the above limitation must immediately notify the Corporation; any shares of capital stock so held may be subject to mandatory redemption or sale in certain events, and acquisitions of shares of capital stock in excess of such limitation shall be void ab initio.  A Person who attempts to Beneficially Own shares of the Corporation’s capital stock in violation of the ownership limitations set forth in Section 2 of Article VI of the Articles of Restatement shall have no claim, cause of action, or any other recourse whatsoever against a transferor of such shares.  All capitalized terms in this legend have the meanings defined in the Corporation’s Restated Articles of Incorporation, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests.

Section 10.             Severability.  If any provision of this Article VI or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall be affected, and other applications of such provisions shall be affected, only to the extent necessary to comply with the determination of such court.

Section 11.              NYSE Settlement.  Notwithstanding any provision contained herein to the contrary, nothing in these Articles of Restatement shall preclude settlement of any transaction concerning the Corporation’s capital stock entered into through the facilities of the New York Stock Exchange.

ARTICLE VII

AMENDMENTS AND OTHER EXTRAORDINARY ACTIONS

Section 1.                General Power to Amend Charter.  The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock.  All rights and powers conferred by the charter of the Corporation on stockholders, directors and officers are granted subject to this reservation.

Section 2.                Vote Required.  Except as specifically required in Article V, Section 2 of the charter of the Corporation, notwithstanding any provision of law requiring a greater proportion of the votes entitled to be cast by the stockholders in order to take or approve any action, such action shall be valid and effective if taken or approved by the affirmative vote of at least a majority of all votes entitled to be cast by the stockholders on the matter.

ARTICLE VIII

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.  Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the articles of incorporation or Bylaws of the Corporation inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD:                    These Articles of Restatement do not amend the Charter.

FOURTH:                Under Section 2-608(c) of the MGCL, upon any restatement of the Charter, the Corporation may omit from such restatement all provisions thereof that relate solely to a class of stock if, at the time, there are no shares of the class outstanding and the Corporation has no authority to issue any shares of such class.  There are no shares of the Corporation’s Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) outstanding and the Corporation has no authority to issue any shares of Series A Preferred Stock.  All Charter provisions that relate solely to the Corporation’s Series A Preferred Stock have been omitted from the foregoing restatement of the Charter.

FIFTH:                     The foregoing restatement of the Charter has been approved by a majority of the entire Board of Directors.

SIXTH:                     The current address of the principal office of the Corporation is as set forth in Article III of the foregoing restatement of the Charter.

SEVENTH:               The name and address of the Corporation’s current resident agent is as set forth in Article III of the foregoing restatement of the Charter.

EIGHTH:                  There are currently twelve (12) directors of the Corporation, and the names and classes of those directors currently in office are as follows:

  Martin S. Berger                                              Class III
  Alan S. Bernikow                                            Class I
  John R. Cali                                                      Class III
  Kenneth M. Duberstein                                 Class I
  Nathan Gantcher                                             Class II
  Mitchell E. Hersh                                             Class III
  David S. Mack                                                  Class II
  William L. Mack                                               Class II
  Alan G. Philibosian                                          Class II
  Irvin D. Reid                                                      Class III
  Vincent Tese                                                     Class I
  Roy J. Zuckerberg                                            Class I

NINTH:                    The undersigned President and Chief Executive Officer acknowledges these Articles of Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Restatement to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 18th day of September, 2009.

MACK-CALI REALTY CORPORATION

By:    /s/ Mitchell E. Hersh  (SEAL)
Name:  Mitchell E. Hersh
Title:    President and Chief Executive Officer

ATTEST:

   /s/ Roger W. Thomas
Name:  Roger W. Thomas
Title:    Executive Vice President,
             General Counsel and Secretary

EXHIBIT A

MACK-CALI REALTY CORPORATION

____________________________________________________

ARTICLES SUPPLEMENTARY

10,000 SHARES

8% SERIES C CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

____________________________________________________

MACK-CALI REALTY CORPORATION, a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:          Pursuant to the authority conferred upon the Board of Directors by the charter of the Company (the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board of Directors, as required by Section 2-208 of the Maryland General Corporation Law (the “MGCL”), pursuant to resolutions adopted at a meeting duly called on March 4, 2003, classified Ten Thousand (10,000) shares of authorized but unissued Preferred Stock (as defined in the Charter) as a separate class of Preferred Stock designated as “8% Series C Cumulative Redeemable Perpetual Preferred Stock”, set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such class of Preferred Stock and authorized the issuance of a maximum of Ten Thousand (10,000) shares of such class of Preferred Stock.

SECOND:     The class of Preferred Stock created by the resolutions duly adopted by the Board of Directors and referred to in Article FIRST of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions which, upon any restatement of the Charter shall be made a part of Article IV of the Charter, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections thereof:

1.                  Designation and Number.  A series of preferred stock, designated the “8% Series C Cumulative Redeemable Perpetual Preferred Stock” (the “Series C Preferred Stock”), is hereby established.  The number of shares of the Series C Preferred Stock shall be 10,000.  The par value of the Series C Preferred Stock is $0.01 per share.

2.                  Maturity.  The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

3.                 Rank.  The Series C Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) senior to all classes or series of common stock, par value $.01, of the Company (the “Common Stock”) and to all equity securities issued by the Company ranking junior to the Series C Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (b) on a parity with all other equity securities issued by the Company, other than those equity securities referred to in clauses (a) and (c) hereof; and (c) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.  The term “equity securities” does not include convertible debt securities, which will rank senior to the Series C Preferred Stock prior to conversion.  All shares of Series C Preferred Stock shall rank equally with one another and shall be identical in all respects.

4.                   Dividends.

(a)           Payment of Dividends.  Holders of shares of the Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Company (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate per annum of 8% of the $2,500 per share stated value thereof (equivalent to a fixed annual amount of $200 per share).  Such dividends shall be cumulative from the original date of issuance of the Series C Preferred Stock and shall be payable quarterly in arrears on the 15th day of April, July, October and January of each year or, if such date is not a business day, the next succeeding business day (each a “Dividend Payment Date”), provided, however, that the first dividend on the Series C Preferred Stock will not be paid until July 15, 2003.  Any dividend payable on the Series C Preferred Stock for any partial dividend period will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends shall be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 calendar days immediately preceding such Dividend Payment Date (each, a “Dividend Record Date”).

(b)           Limitation on Dividends.  No dividends on shares of Series C Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Company if the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c)           Dividends Cumulative.  Notwithstanding anything to the contrary contained herein, dividends on the Series C Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.  Accrued but unpaid dividends on the Series C Preferred Stock will not bear interest and will cumulate as of the Dividend Payment Date on which they first became payable.

(d)           Capital Gains Dividends.  If, for any taxable year, the Company elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”)) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series C Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series C Preferred Stock for the year bears to the Total Dividends.  The Company shall make a similar allocation with respect to any of its undistributed long-term capital gains, based on the allocation of the Capital Gains Amount which would result if such undistributed long-term capital gains would be distributed as “capital gains dividends” by the Company to its stockholders.

(e)           Priority as to Dividends.

(i)           So long as any shares of Series C Preferred Stock are outstanding, no dividends shall be declared, paid or set apart for payment on any equity securities of the Company of any other class or series ranking, as to dividends, on a parity with or junior to the Series C Preferred Stock unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series C Preferred Stock for all past dividend periods and the then current dividend period.  When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and any other equity securities ranking on a parity as to dividends with the Series C Preferred Stock, all dividends declared upon the Series C Preferred Stock and each other equity security shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and each other equity security shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock and such other equity security (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other.

(ii)           Except as provided in clause (i), unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of equity securities ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other dividend be declared or made upon the Common Stock, or any other equity securities of the Company ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of equity securities of the Company ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares of any such stock) by the Company (except by conversion into or exchange for other equity securities of the Company ranking junior to the Series C Preferred Stock as to dividends and upon liquidation or for the purpose of preserving the Company’s qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (“REIT”)).

(iii)           Holders of shares of Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series C Preferred Stock as described above.  Any dividend payment made on the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(f)           No Further Rights.  Holders of Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, other property or otherwise, in excess of the full cumulative dividends described herein.

5.           Liquidation Preference.

(a)           Payment of Liquidating Distributions.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the then outstanding shares of Series C Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders a liquidation preference of $2,500 per share, plus an amount equal to any accrued and unpaid dividends to but excluding the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series C Preferred Stock as to liquidation rights.  If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make full payment of liquidating distributions to the holders of the Series C Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock ranking on a parity with the Series C Preferred Stock as to liquidation rights, then the holders of the Series C Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled.

If such payment shall have been made in full to all holders of shares of Series C Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes of stock ranking junior to the Series C Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed if the Company would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of the Company whose preferential rights upon distribution are superior to those receiving the distribution.

(b)           Notice.  Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series C Preferred Stock at the respective addresses of such holders as the same shall appear in the records of the Company.

(c)           No Further Rights.  After payment of the full amount of the liquidating distributions to which they are entitled under Section 5(a), the holders of the Series C Preferred Stock will have no right or claim to any of the remaining assets of the Company.

(d)           Consolidation, Merger or Certain Other Transactions.  The consolidation or merger or other business combination of the Company with or into any corporation or other entity (or of any corporation or other entity with or into the Company), whether or not the Company is the surviving entity, and the sale of all or substantially all the assets of the Company shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

6.           Redemption.

(a)           Right of Redemption.  Subject to Section 8 hereof, the Series C Preferred Stock is not redeemable prior to March 14, 2008.  On and after March 14, 2008, the Company, at its option, upon not less than 30 nor more than 60 days’ prior written notice, may redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $2,500 per share, plus all accrued and unpaid dividends thereon to but excluding the date fixed for redemption, without interest, to the extent the Company has funds legally available therefor.  If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed by the Company, the shares of Series C Preferred Stock to be redeemed will be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or by another equitable method determined by the Board of Directors.  If such redemption is to be by lot and, as a result of such redemption, any holder of a number of shares of Series C Preferred Stock would become a holder of a number of shares of Series C Preferred Stock in excess of the Ownership Limit (as defined in Article VI of the Charter) because such holder’s Series C Preferred Stock was not redeemed, or was only redeemed in part, then, except as otherwise provided in the Charter, the Company will redeem the requisite number of shares of Series C Preferred Stock of such holder such that no holder will hold in excess of the Ownership Limit subsequent to such redemption.

(b)           Limitation on Redemption.  Unless full cumulative dividends on all shares of Series C Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series C Preferred Stock shall be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series C Preferred Stock or other shares of capital stock of the Company ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for capital stock of the Company ranking junior to the Series C Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Company of shares of Series C Preferred Stock in order to ensure that the Company continues to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Series C Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock.  So long as no dividends are in arrears, the Company shall be entitled at any time and from time to time to repurchase shares of Series C Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

(c)           Procedures for Redemption.

(i)           Notice of redemption will be mailed by the Company, postage prepaid, no less than 30 nor more than 60 calendar days immediately preceding the redemption date, addressed to the respective holders of record of the Series C Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company.  No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series C Preferred Stock except as to the holder to whom notice was defective or not given.

(ii)           In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series C Preferred Stock to be redeemed; (D) the place or places where the Series C Preferred Stock is to be surrendered for payment of the redemption price; and (E) that dividends on the Series C Preferred Stock to be redeemed will cease to cumulate on such redemption date.  If less than all of the shares of Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed.

(iii)           On or after the redemption date, each holder of shares of Series C Preferred Stock to be redeemed shall present and surrender the certificates representing his shares of Series C Preferred Stock to the Company at the place designated in the notice of redemption and thereupon the redemption price of such shares (including all accumulated and unpaid dividends up to the redemption date) shall be paid to or on the order of the person whose name appears on such certificate representing the Series C Preferred Stock as the owner thereof and each surrendered certificate shall be canceled.  If fewer than all the shares represented by any such certificate representing the Series C Preferred Stock are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

(iv)           Immediately prior to any redemption of Series C Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, in which case each holder of Series C Preferred Stock at the close of business on such dividend payment record date shall be entitled to the dividend payable on such stock on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.  Except as expressly provided herein above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Stock redeemed by the Company.

(d)           Status of Redeemed Stock.

(i)           From and after the redemption date (unless the Company shall fail to make available the money necessary to effect such redemption), all dividends on the Series C Preferred Stock designated for redemption shall cease to accrue and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accrued and unpaid dividends to but excluding the redemption date) shall cease and terminate and such stock shall not be deemed to be outstanding for any purpose whatsoever.  The Company may, at its option, at any time after a notice of redemption has been given, irrevocably deposit the redemption price for the Series C Preferred Stock designated for redemption and not yet redeemed, plus any accumulated and unpaid dividends thereon to the date fixed for redemption with the transfer agent or agents for the Series C Preferred Stock, in a trust fund for the benefit of the holders of the Series C Preferred Stock designated for redemption, together with irrevocable instructions and authority to such transfer agent or agents that such funds be delivered upon redemption of such stock and to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the stock to their respective holders upon the surrender of their stock certificates.  In such case, the redemption notice shall (A) state the date of such deposit, (B) specify the office of such bank or trust as the place of payment of the redemption price and (C) require such holders to surrender the certificates representing such shares at such place on or before the date fixed in such redemption notice against payment of the redemption price (including all accrued and unpaid dividends to but excluding the redemption date).  From and after the making of such deposit, all dividends on the Series C Preferred Stock designated for redemption shall cease to accrue and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accrued and unpaid dividends to but excluding the redemption date) shall cease and terminate and such stock shall not be deemed to be outstanding for any purpose whatsoever.  Any monies so deposited which remain unclaimed by the holders of the Series C Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust to the Company.

(ii)           Any shares of Series C Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued preferred stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

7.           Voting Rights.  The holders of shares of Series C Preferred Stock shall not have any voting rights, except as set forth below.

(a)           Whenever dividends on any shares of Series C Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the holders of such shares of Series C Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors (“Preferred Stock Directors”) of the Company at a special meeting called by the holders of record of at least 25% of the outstanding Series C Preferred Stock or the holders of at least 25% of any other series of preferred stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case such vote shall take place at the next annual meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on such shares of Series C Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.  In such case, the entire Board of Directors of the Company will be increased by two directors.

(b)           If and when all accumulated dividends and the dividend for the then current dividend period on the Series C Preferred Stock shall have been paid in full or authorized and a sum sufficient for the payment thereof set aside for payment in full, the holders of shares of Series C Preferred Stock shall be divested of the voting rights set forth in clause (a) above (subject to revesting in the event that dividends are in arrears again pursuant to clause (a) above) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or authorized by the Board of Directors and set aside for payment in full on all other series of preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate.  Any such Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of a majority of the outstanding shares of Series C Preferred Stock, when they have the voting rights set forth in clause (a) above, and all other series of preferred stock upon which like voting rights have been conferred and are exercisable (voting as a single class).  So long as the dividend payments shall continue to be in arrears, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Directors remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding Series C Preferred Stock, when they have the voting rights set forth in clause (a) above, and all other series of preferred stock upon which like voting rights have been conferred and are exercisable (voting as a single class).  The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(c)           So long as any shares of Series C Preferred Stock remain outstanding, the Company shall not, without the affirmative consent of the holders of at least sixty-six and two-thirds percent (66⅔%) of then outstanding shares of Series C Preferred Stock, given in person or by proxy, either in writing or at a meeting (such Series C Preferred Stock voting separately as a class):

(i)           authorize, create, issue or increase the authorized or issued amount of, any series of stock ranking senior to the Series C Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, winding up or dissolution, or reclassify any authorized stock of the Company into any such stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such stock; or

(ii)           repeal, amend, alter or change any of the provisions of the Company’s Charter (including these Articles Supplementary), whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference or voting power of the Series C Preferred Stock; provided, however, that with respect to the occurrence of any Event, so long as (a) the Company is the surviving entity and the Series C Preferred Stock remains outstanding with the terms thereof materially unchanged in any respect adverse to the holders thereof, or (b) the resulting or surviving entity substitutes for the Series C Preferred Stock other preferred stock of such resulting or surviving entity having substantially the same terms and same rights as the Series C Preferred Stock, then the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences or voting powers of the Series C Preferred Stock; and provided further that (x) any increase in the amount of the authorized preferred stock or the creation or issuance of any other class or series of equity securities, or (y) any increase in the amount of authorized Series C Preferred Stock or any other class or series of equity securities, in each case ranking on a parity with or junior to the Series C Preferred Stock with respect to payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Company, shall not be deemed to materially and adversely affect such rights, preferences or voting powers.

(d)           The foregoing voting provisions shall not apply if, at or prior to the time when the action with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(e)           Except as expressly stated herein, the Series C Preferred Stock will not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation of the Company or a sale of all or substantially all of the assets of the Company, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series C Preferred Stock.

8.           Restriction on Ownership and Transfer to Preserve Tax Benefit.  Notwithstanding any terms or provisions to the contrary contained in Section 6 or elsewhere herein, to ensure that the Company remains qualified as a REIT for federal and state income tax purposes, the Series C Preferred Stock shall be subject to the provisions of Article VI of the Company’s Charter pursuant to which, among other things, shares of Series C Preferred Stock owned by a stockholder in excess of the Ownership Limit shall automatically be subject to the remedies set forth in such Article VI and may be redeemed by the Company in accordance with the Charter.

9.           Conversion.  The Series C Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

10.           No Preemptive Rights.  No holder of shares of Series C Preferred Stock shall have any preemptive or preferential right to subscribe for, or to purchase, any additional shares of stock of the Company of any class or series, or any other security of the Company which the Company may issue or sell.

11.           Headings.  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

THIRD:                     The Series C Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH:                 These Articles Supplementary have been approved by the Board of Directors of the Company in the manner and by the vote required by law.

FIFTH:                      The undersigned Chief Executive Officer of the Company acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 11th day of March, 2003.

ATTEST:                                                                      MACK-CALI REALTY CORPORATION

   /s/ Roger W. Thomas                                               By:    /s/ Mitchell E. Hersh  (SEAL)
Name:     Roger W. Thomas,                                       Name:           Mitchell E. Hersh,
Title:       Executive Vice President,                            Title:           Chief Executive Officer
General Counsel and Secretary